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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

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                                    FORM 8-K

                           CURRENT REPORT PURSUANT TO
                           SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


      Date of report (Date of earliest event reported): September 10, 2004
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                          COMMISSION FILE NO.: 0-26823

                        ALLIANCE RESOURCE PARTNERS, L.P.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


              DELAWARE                                   73-1564280
  (STATE OR OTHER JURISDICTION OF              (IRS EMPLOYER IDENTIFICATION NO.)
   INCORPORATION OR ORGANIZATION)

           1717 SOUTH BOULDER AVENUE, SUITE 600, TULSA, OKLAHOMA 74119
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES AND ZIP CODE)

                                 (918) 295-7600
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

         In accordance with General Instruction B.2. of Form 8-K, the following information and the exhibits referenced therein is being furnished pursuant to
Item 2.02 of Form 8-K and is not deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

         On February 11, 2004, Webster County Coal, LLC's ("Webster County Coal") Dotiki mine was temporarily idled for a period of twenty-seven calendar days following the occurrence of a mine fire that originated with a diesel supply tractor (the "Dotiki Fire Incident"). As a result of the firefighting efforts of the Mine Safety and Health Administration, the Kentucky Department of Mines and Minerals, and Webster County Coal personnel, Dotiki successfully extinguished the fire and totally isolated the affected area of the mine behind permanent barriers. Initial production resumed on March 8, 2004. As previously advised, Alliance Resource Partners, L.P. (the "Partnership") has commercial property insurance that provides coverage for damage to property destroyed, interruption of business operations, including profit recovery, and expenditures incurred to minimize the period and total cost of disruption to operations.

         On September 10, 2004, the Partnership filed a third and final proof of loss with the applicable insurance underwriters reflecting a settlement (the "Settlement") of all expenses, losses and claims incurred by Webster County Coal and other affiliates arising from or in connection with the Dotiki Fire Incident (the "Insurance Claim") in the aggregate amount of $27.0 million, inclusive of a $1.0 million self-retention, a $2.5 million deductible (collectively, the "Insurance Deductibles") and 10% co-insurance (the "Co-Insurance"). The Insurance Deductibles and Co-Insurance have been allocated on a pro-rata basis to each of the three areas of insurance recoveries discussed below. Previously, Webster County Coal had received two partial advance payments of $4.5 million and $3.6 million, respectively, net of the Insurance Deductibles and Co-Insurance. The accounting for these two net partial advance payments in the aggregate amount of $8.1 million and the final net payment of $13.05 million, exclusive of the Insurance Deductible and Co-Insurance, are subject to the accounting methodology described below. Specifically, the Partnership has evaluated and accounted for the insurance recoveries in the following areas:

         1. Expenses incurred as a result of the fire - The Partnership incurred extra expenses, expediting expenses, and other costs associated with extinguishing the fire in an aggregate amount of approximately $7.1 million. With application of $5.6 million of the insurance recovery proceeds, the Partnership has recorded net expenses of approximately $1.5 million.

         2. Damage to Dotiki mine property - The Partnership incurred damage to Dotiki's mine property (exclusive of any amounts relating to matters discussed in 1. above) of approximately $1.2 million, which property had a net book value of



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                  $138,000. This net book amount was written off in the first quarter of 2004, and a corresponding amount was recorded in the first quarter of 2004 as an estimated insurance recovery. Based on discussions with the underwriters culminating in the Settlement, the Partnership will also record a net gain of approximately $785,000, reflecting the amount that the allocated insurance proceeds will exceed the net book value of the damaged property.

         3. Dotiki mine business interruption costs and extra expense - Based on the negotiations with the underwriters leading to the Settlement, the Partnership has recorded a net gain of approximately $14.4 million for the recovery of business interruption costs and extra expenses stemming from the Dotiki Fire Incident.

         Pursuant to the accounting methodology described above, the Partnership
(a) has recorded, as an offset to operating expenses, approximately $2.9 million, $0.2 million, and $2.8 million, during the first, second, and third quarters of 2004, respectively, and (b) in the third quarter of 2004, has recorded a combined net gain of approximately $15.2 million for damage to property destroyed, interruption of business operations (including profit recovery), and extra expenses incurred to minimize the period and total cost of disruption to operations.

         On September 13, 2004, the Partnership announced via press release the final settlement of the Insurance Claim. A copy of the Partnership's press release is hereto as Exhibit 99.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

         (c)      EXHIBITS

                  99.1 Alliance Resource Partners, L.P. press release dated as of September 13, 2004.




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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

         ALLIANCE RESOURCE PARTNERS, L.P.


By:      Alliance Resource Management GP, LLC,
         its managing general partner



By:      /s/ Joseph W. Craft III
         --------------------------------------
         Joseph W. Craft III
         President and Chief Executive Officer


Date: September 13, 2004




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